Exhibit 99.1
Universal Technical Institute welcomes Shannon Okinaka to its board of directors and announces the retirement of Kim McWaters from her director role

PHOENIX, AZ. (March 10, 2022) – Universal Technical Institute (UTI) a leading provider of transportation and skilled trade education and training is pleased to welcome Shannon Okinaka, Executive Vice President and Chief Financial Officer for Hawaiian Airlines, to the UTI Board of Directors effective March 9, 2022. Ms. Okinaka will also serve as a member of the Audit Committee.

Ms. Okinaka brings to UTI more than two decades of financial and accounting leadership experience. Ms. Okinaka was appointed Hawaiian Holdings, Inc. (HA) Executive Vice President, Chief Financial Officer and Treasurer in 2015 having previously served as Vice President – Controller of Hawaiian Airlines. Ms. Okinaka joined Hawaiian Airlines as Senior Director in charge of Sarbanes-Oxley compliance and special projects. Prior to joining Hawaiian Airlines, Okinaka worked for Hawaiian Electric Company and Coopers & Lybrand/PricewaterhouseCoopers. Ms. Okinaka is a certified public accountant. Okinaka also serves on the Board of Directors of the Honolulu Japanese Chamber of Commerce and Island Insurance Company.

“We are pleased that Shannon has agreed to join the board of directors,” said Jerome Grant, UTI’s Chief Executive Officer. “Her experience in the airline industry and extensive knowledge of skilled trades and workforce development will be a terrific addition as we expand our program offerings and campus locations in the coming months and years.”

“The airline industry, like many other major industries in the United States, needs a skilled workforce. UTI is well-positioned to help deliver that workforce through its acquisition of MIAT College of Technology,” said Okinaka. “It’s an honor to join UTI’s board of directors, and to be part of an organization with a strong focus on student outcomes and alignment to the needs of industry.”
“We are excited to welcome Shannon to our board, and look forward to applying her aviation industry knowledge to the strategic decisions that we will be making as we expand our portfolio of educational opportunities,” said Robert DeVincenzi, UTI’s non-executive Chairman of the Board.

The company is also announcing that Kim McWaters plans to retire from the UTI board of directors effective March 9, 2022. Ms. McWaters has been affiliated with the company for more than 37 years, has been a member of the board of directors for 17 years and served as the company’s CEO for 19 years until her retirement from her operating role in 2019. In early 2021 Ms. McWaters joined Fresh Start Women’s Foundation as President and Chief Executive Officer. Celebrating 30 years of community service, Fresh Start has been providing education, resources, and support for women to positively transform their lives and strengthen our community.

“Those of us that know Kim personally admire her not only for her professional achievements but also for her commitment to helping people in our community,” Grant said. “I want to thank Kim for her dedication to Universal Technical Institute, its students, and employees. We look forward to continuing our relationship with Kim in her new capacity by providing UTI educational opportunities to Fresh Start clients.”

About Universal Technical Institute, Inc.

Founded in 1965 and headquartered in Phoenix, Universal Technical Institute's (NYSE: UTI) mission is to serve our students, partners, and communities by providing quality education and support services for in-demand careers. Approximately 250,000 students have graduated from one of UTI's 14 campuses located across Arizona, California, Florida, Illinois, Michigan, North Carolina, Pennsylvania, New Jersey, and Texas. UTI's campuses are accredited by the Accrediting Commission of Career Schools and Colleges (ACCSC), and its employer-aligned technical training programs are offered under four brands: Universal Technical Institute, Motorcycle Mechanics Institute / Marine Mechanics Institute, NASCAR Technical Institute, and MIAT College of Technology. For more information and a complete list of all programs offered, please visit www.uti.edu or follow on LinkedIn @UniversalTechnicalInstitute and on Twitter @news_UTI.

Media Contact
avitucci@uti.edu
480.710.6843

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